Tuesday, August 22, 2006

News Release

SOURCE: Nord Resources Corporation

Nord Resources Announces Disposition of Remaining Interest in SRL, Appointment of Erland A. Anderson as Interim President and Chief Executive Officer, and Departure of Nicholas Tintor as President and Chief Executive Officer

TUCSON, Arizona, August 22, 2006 - Nord Resources Corporation (Other OTC:NRDS.PK – News) is pleased to announce that it has entered into a Settlement Agreement with Titanium Resources Group ("TRG”) in connection with the legal proceedings that Nord had initiated against TRG in the District Court, 134th District, Dallas County, Texas, in December 2005. Pursuant to the Settlement Agreement, Nord, TRG and an individual named as an additional defendant and counter-plaintiff in the legal proceedings have agreed to settle all outstanding claims among them on terms which include: (a) the transfer by Nord to TRG of Nord’s remaining 13/15 fractional interest in the sole outstanding Class B share in the capital of SRL Acquisition No. 1 Limited (“SRL Acquisition”); and (b) the payment by TRG to Nord of $2,100,000 in cash (including the sum of $200,000 previously received by Nord in connection with the original sale of the 2/15 fractional interest in the Class B share of SRL Acquisition to TRG during the third fiscal quarter of 2005). Nord had also received $100,003 in cash at the time of the sale of its 2/15 fractional interest which represented a pro rata estimate of the fixed dividend payable on the Class B share. The transactions contemplated by the Settlement Agreement closed on August 10, 2006.

Chairman Ron Hirsch, commented "This settlement provides Nord with additional working capital as we continue to focus on positioning Nord to resume copper production at the Johnson Camp Mine located in Dragoon, Arizona."

In addition, Nord announces that Erland (Andy) A. Anderson, Nord’s Chief Operating Officer (and former President), has been appointed as Nord’s interim President and Chief Executive Officer to replace Nicholas Tintor. Mr. Tintor was appointed as Nord’s President and Chief Executive Officer pursuant to an agreement dated February 15, 2006. Under that agreement, Mr. Tintor agreed to voluntarily resign as Nord’s President and Chief Executive Officer if Nord failed to receive at least $25 million in funding by August 31, 2006. Given current circumstances, it is clear that this level of funding will not be achieved by that date. Mr. Tintor advised a director of Nord that he does not wish to continue in the role of President and Chief Executive Officer, and on August 21, 2006, Nord’s board of directors accepted Mr. Tintor’s resignation effective as of that date and appointed Mr. Anderson. Nord’s board of directors has set up an ad hoc committee and has retained an executive search firm to assist in finding a suitable replacement to serve as President and Chief Executive Officer. Mr. Tintor remains a director of Nord.

About Nord Resources Corporation:

Nord is an Arizona-based natural resource company. Nord’s near term objective is to resume mining and leaching operations at the Johnson Camp Mine, with the view to producing approximately 25 million pounds of cathode copper per year. Nord has obtained a feasibility study for the Johnson Camp Mine that was completed in March 2000. The feasibility study was updated as of October 2005. The updated feasibility study includes an economic assessment of the Johnson Camp Mine based on the mine plan included in the original feasibility study, capital and operating cost estimates as of the third quarter of, 2005, and trailing average copper prices for the 36 months ended September 30, 2005.

As disclosed in more detail in Nord’s annual report for the year ended December 31, 2005, and the amendments thereto, filed with the Securities and Exchange Commission, Nord will have to complete the mine development plan outlined in the updated feasibility study before it can resume full mining operations. Accordingly, although Nord has decided to proceed with the mine plan based on the updated feasibility study, management has not yet made a production decision since completion of the mine development plan is subject to raising sufficient financing. Additional risks and uncertainties are discussed in detail in the annual report.

Nord also has options to acquire interests in three exploration stage projects, Coyote Springs and the Texas Arizona Mines project, both located in Arizona, and Mimbres located in New Mexico. Nord is planning to conduct preliminary exploration activities at the Coyote Springs and Mimbres properties to help it determine whether it should exercise the options. Any such exploration activities are subject to the availability of sufficient financing, which cannot be assured.

This news release contains forward-looking statements. These statements are based on management’s expectations or beliefs and can be identified in some cases by words such as “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, or their negatives or other comparable words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Forward-looking statements include statements regarding management’s plans to proceed with the mine plan for Johnson Camp Mine based on the updated feasibility study, and other expectations, intentions and plans that are not historical fact. You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties such as those relating to the market price of copper, availability of funds, government regulations, common share prices, operating costs, capital costs, outcomes of ore reserve development and other factors. Actual events or results may differ materially. In evaluating these statements, you should consider various risk factors and uncertainties, including those outlined in our annual report on Form 10-KSB for the year ended December 31, 2005, and the amendments thereto, and in other reports we file from time to time with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements.

For information contact:

John Perry, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
(520) 292-0266

Website: www.nordresources.com